Prospectus supplement	Filed pursuant to Rule 424(b)(2) Registration No. 333-157771
(To the prospectus dated September 18, 2009 and
prospectus supplements dated May 4, 2010 and
August 6, 2010)
4,921,063 shares
Common stock
     Pursuant to the distribution agreements entered into with First Industrial, L.P., a Delaware limited partnership and our operating partnership, and each of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, a form of which was filed as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2010 and is incorporated by reference herein, we sold a total of 4,921,063 shares of our common stock, $0.01 par value per share, in open market transactions on the NYSE between October 1, 2010 and December 31, 2010 through J.P. Morgan Securities LLC and Wells Fargo Securities, LLC acting as our agents. Of these shares, 3,752,927 shares were sold through J.P. Morgan Securities LLC and 1,168,136 shares were sold through Wells Fargo Securities, LLC. The weighted average sale price for these transactions was $8.24 per share. We received net proceeds of approximately $39,689,535 from these sales, after payment of SEC filing fees, wire fees and other fees and payment of compensation of approximately $615,089 to J.P. Morgan Securities LLC and $196,080 to Wells Fargo Securities, LLC.
     We concluded our at-the-market offering of shares of our common stock as a result of the expiration on December 31, 2010, of each of the distribution agreements we entered into with J.P. Morgan Securities Inc., Wells Fargo Securities, LLC, Morgan Keegan & Company, Inc., Piper Jaffray & Co. and Lazard Capital Markets LLC, our sales agents. Of the 10,000,000 shares we reserved for issuance in the at-the-market offering, 4,530,233 were not sold and remained unissued at the conclusion of the offering.
     Our common stock is listed on the NYSE under the symbol “FR.” The last reported sale price of our common stock as reported on the NYSE on February 23, 2011 was $11.22 per share.
     Investing in our common stock involves risks that are described in the “Risk factors” section beginning on page S-3 of the prospectus supplement dated May 4, 2010 and beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2010.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 18, 2009 and the prospectus supplements dated May 4, 2010 and August 6, 2010.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 24, 2011